Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2023 Results

Completes Acquisitions of Atreus and businessfourzero; Augments Diversification Strategy
Maintains Strong Profitability Despite Macroeconomic Headwinds
Declares $0.15 Per Share Cash Dividend

CHICAGO, April 24, 2023 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles”, “Heidrick” or the “Company”) announced financial results for its first quarter ended March 31, 2023.

First Quarter Highlights:

•Net revenue of $239.3 million; on a constant currency basis net revenue was $244.8 million
•Operating income of $17.8 million and operating margin of 7.4%
•Adjusted EBITDA (adjusted to exclude acquisition accounting and deferred compensation expense) of $27.5 million with Adjusted EBITDA margin of 11.5%
•Net income of $15.6 million and diluted earnings per share of $0.76
•Completed acquisition of businessfourzero on April 1, 2023

“As we anticipated, we saw a slowdown in first quarter revenue from a year ago and adjusted our costs accordingly, as demonstrated by our Adjusted EBITDA margin of nearly 12%. While we expect to see some continued volatility in our markets, which is reflected in our guidance, we will continue to navigate through these complexities prudently.” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “Importantly, we continued to advance our diversification strategy with the acquisition of businessfourzero to augment our Heidrick Consulting offering, as well as the ongoing integration of Atreus into our On-Demand Talent platform.”

2023 First Quarter Results

Consolidated net revenue of $239.3 million compared to record consolidated net revenue of $283.9 million in the 2022 first quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 1.9%, or $5.5 million, consolidated net revenue decreased 13.7%, or $39.0 million from the 2022 first quarter.

Executive Search net revenue of $190.5 million compared to net revenue of $242.5 million in the 2022 first quarter reflecting an anticipated market slowdown. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 1.8%, or $4.3 million, net revenue decreased 19.7%, or $47.8 million from the 2022 first quarter. Net revenue decreased 21.7% in the Americas (down 21.5% on a constant currency basis), decreased 21.7% in Europe (down 16.3% on a constant currency basis), and decreased 19.9% in Asia Pacific (down 15.6% on a constant currency basis) when compared to the prior year first quarter. The Social Impact practice group exhibited growth over the prior year.

The Company had 432 Executive Search consultants at March 31, 2023, compared to 394 at March 31, 2022. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.8 million compared to $2.5 million in the 2022 first quarter, reflecting a higher number of consultants combined with lower revenue. Average revenue per executive search was approximately $124,000, flat with the prior year period. The number of search confirmations decreased 21.8% compared to the year-ago period.

On-Demand Talent net revenue of $31.1 million increased 33.1% compared to net revenue of $23.4 million in the 2022 first quarter, primarily due to the acquisition of Atreus, partially offset by a decrease in the volume of legacy on-demand projects. Foreign exchange rate fluctuations negatively impacted results by $0.6 million, or 2.5%.

Heidrick Consulting net revenue of $17.7 million compared to net revenue of $17.9 million in the 2022 first quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.8%, or $0.7 million, Heidrick Consulting net revenue increased 2.5%, or $0.5 million, compared to the prior year period. The Company had 78 Heidrick Consulting consultants at March 31, 2023, compared to 70 at March 31, 2022.

Consolidated salaries and benefits decreased $42.6 million, or 21.1%, to $158.9 million compared to $201.4 million in the 2022 first quarter. Year-over-year, fixed compensation expense increased $13.1 million due to base salaries and payroll taxes, the deferred compensation plan and retirement and benefits, as well as the acquisition of Atreus, partially offset by talent acquisition and retention costs, and stock compensation. Variable compensation decreased $55.7 million due to a decrease in production. Salaries and benefits expense was 66.4% of net revenue for the quarter, compared to 71.0% in the 2022 first quarter.

General and administrative expenses increased $4.5 million, or 15.2%, to $34.3 million compared to $29.8 million in the 2022 first quarter. The increase was due to business development travel, intangible amortization and accretion, office occupancy, IT, professional services and the acquisition of Atreus, partially offset by hiring fees. As a percentage of net revenue, general and administrative expenses were 14.3% for the 2023 first quarter compared to 10.5% in the 2022 first quarter.

The Company’s cost of services was $22.8 million, or 9.5% of net revenue for the quarter, compared to $18.0 million, or 6.3% of net revenue in the 2022 first quarter. This related to an increase in the volume of On-Demand Talent projects, the acquisition of Atreus and Heidrick Consulting’s project mix, where more of the projects were serviced externally.

The Company’s research and development expenses were $5.5 million, or 2.3%, of net revenue for the quarter compared to $4.4 million, or 1.6%, of net revenue for the first quarter 2022.

Operating income was $17.8 million for the quarter compared to $30.2 million in the 2022 first quarter. Operating income margin was 7.4% versus 10.7% in the 2022 first quarter.

Adjusted EBITDA was $27.5 million compared to $35.7 million in the 2022 first quarter. Adjusted EBITDA margin was 11.5%, compared to 12.6% in the 2022 first quarter. In Executive Search, Adjusted EBITDA was $48.4 million compared to $51.9 million in the prior year period. In On-Demand Talent, Adjusted EBITDA was a loss of $1.3 million versus income of $0.3 million in the prior year period. In Heidrick Consulting, Adjusted EBITDA was a loss of $2.7 million compared to a loss of $1.8 million in the prior year period.

Net income was $15.6 million and diluted earnings per share was $0.76, with an effective tax rate of 31.7%. This compares to net income of $18.5 million and diluted earnings per share of $0.90, with an effective tax rate of 33.7%, in the 2022 first quarter.

Net cash used in operating activities was $337.0 million, compared to net cash used by operating activities of $262.2 million in the 2022 first quarter. Cash, cash equivalents and marketable securities at March 31, 2023 was $204.7 million compared to $268.0 million at March 31, 2022 and $621.6 million at December 31, 2022. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first half of the year.

Acquisition of businessfourzero

On April 1, 2023, the Company completed the acquisition of businessfourzero which was announced in March 2023. businessfourzero is a London-headquartered next generation consultancy specializing in developing and implementing purpose-driven change and will now become part of the Company’s Heidrick Consulting segment.

Dividend

The Board of Directors declared a 2023 first quarter cash dividend of $0.15 per share payable on May 19, 2023, to shareholders of record at the close of business on May 5, 2023.

2023 Second Quarter Outlook

The Company expects 2023 second quarter consolidated net revenue of between $260 million and $280 million, while acknowledging that continued fluidity in external factors, such as the foreign exchange and interest rate environments, foreign conflicts, inflation and macroeconomic constraints on pricing actions, may impact quarterly results. In addition, this outlook is based on the average currency rates in March 2023 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, consultant retention, and the seasonality of the business along with the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its first quarter results today, April 24, 2023 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

Non-GAAP financial measures used within this earnings release are adjusted EBITDA, adjusted EBITDA margin, and consolidated net revenue excluding the impact of exchange rate fluctuations. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, earnout obligation adjustments, contingent compensation related to acquisitions, deferred compensation plan income and expense, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the second quarter of 2023. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “goal,” “aim” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; our clients’ ability to restrict us from recruiting their employees; our heavy reliance on information management systems; risks arising from our implementation of new technology and intellectual property to deliver new products and services to our clients; our dependence on third parties for the execution of certain critical functions; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; any challenges to the classification of our on-demand talent as independent contractors; the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data; the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) or other highly infectious or contagious disease on our business, our consultants and employees, and the overall economy; the aggressive competition we face; the fact that our net revenue may be affected by adverse economic conditions including inflation, the impact of foreign currency exchange rate fluctuations; our ability to access additional credit; social, political, regulatory, legal and economic risks in markets where we operate, including the impact of the ongoing war in Ukraine and the risks of an expansion or escalation of that conflict; unfavorable tax law changes and tax authority rulings; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the fact that we may not be able to align our cost structure with net revenue; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; and the fact that we have anti-takeover provisions that could make an acquisition of us difficult and expensive. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2022, under the heading "Risk Factors" in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$239,317	$283,861	$(44,544)	(15.7)%
Reimbursements	2,802	1,676	1,126	67.2%
Total revenue	242,119	285,537	(43,418)	(15.2)%

Operating expenses
Salaries and benefits	158,859	201,445	(42,586)	(21.1)%
General and administrative expenses	34,327	29,794	4,533	15.2%
Cost of services	22,832	17,988	4,844	26.9%
Research and development	5,528	4,402	1,126	25.6%
Reimbursed expenses	2,802	1,676	1,126	67.2%
Total operating expenses	224,348	255,305	(30,957)	(12.1)%

Operating income	17,771	30,232	(12,461)	(41.2)%

Non-operating income (expense)
Interest, net	3,249	110
Other, net	1,809	(2,471)
Net non-operating income (expense)	5,058	(2,361)

Income before income taxes	22,829	27,871

Provision for income taxes	7,243	9,404

Net income	15,586	18,467

Other comprehensive income (loss), net of tax	443	(1,082)

Comprehensive income	$16,029	$17,385

Weighted-average common shares outstanding
Basic	19,904	19,624
Diluted	20,569	20,511

Earnings per common share
Basic	$0.78	$0.94
Diluted	$0.76	$0.90

Salaries and benefits as a % of net revenue	66.4%	71.0%
General and administrative expenses as a % of net revenue	14.3%	10.5%
Cost of services as a % of net revenue	9.5%	6.3%
Research and development as a % of net revenue	2.3%	1.6%
Operating margin	7.4%	10.7%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change	2023 Margin[1]	2022 Margin[1]
Revenue
Executive Search
Americas	$127,327	$162,553	$(35,226)	(21.7)%
Europe	38,931	49,745	(10,814)	(21.7)%
Asia Pacific	24,229	30,251	(6,022)	(19.9)%
Total Executive Search	190,487	242,549	(52,062)	(21.5)%
On-Demand Talent	31,117	23,381	7,736	33.1%
Heidrick Consulting	17,713	17,931	(218)	(1.2)%
Revenue before reimbursements (net revenue)	239,317	283,861	(44,544)	(15.7)%
Reimbursements	2,802	1,676	1,126	67.2%
Total revenue	$242,119	$285,537	$(43,418)	(15.2)%

Operating income (loss)
Executive Search
Americas	$38,699	$39,851	$(1,152)	(2.9)%	30.4%	24.5%
Europe	1,712	5,403	(3,691)	(68.3)%	4.4%	10.9%
Asia Pacific	3,282	5,054	(1,772)	(35.1)%	13.5%	16.7%
Total Executive Search	43,693	50,308	(6,615)	(13.1)%	22.9%	20.7%
On-Demand Talent	(4,364)	(582)	(3,782)	NM	(14.0)%	(2.5)%
Heidrick Consulting	(3,116)	(2,084)	(1,032)	(49.5)%	(17.6)%	(11.6)%
Total segments	36,213	47,642	(11,429)	(24.0)%	15.1%	16.8%
Research and Development	(5,528)	(4,402)	(1,126)	(25.6)%	(2.3)%	(1.6)%
Global Operations Support	(12,914)	(13,008)	94	0.7%	(5.4)%	(4.6)%
Total operating income	$17,771	$30,232	$(12,461)	(41.2)%	7.4%	10.7%

1 Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022

Current assets
Cash and cash equivalents	$204,691	$355,447
Marketable securities	—	266,169
Accounts receivable, net	160,092	126,437
Prepaid expenses	31,529	24,098
Other current assets	42,830	40,722
Income taxes recoverable	7,190	10,946
Total current assets	446,332	823,819

Non-current assets
Property and equipment, net	32,517	30,207
Operating lease right-of-use assets	69,589	71,457
Assets designated for retirement and pension plans	11,479	11,332
Investments	42,547	34,354
Other non-current assets	31,666	25,788
Goodwill	197,711	138,361
Other intangible assets, net	25,263	6,333
Deferred income taxes	34,361	33,987
Total non-current assets	445,133	351,819

Total assets	$891,465	$1,175,638

Current liabilities
Accounts payable	$16,975	$14,613
Accrued salaries and benefits	140,056	451,161
Deferred revenue	43,345	43,057
Operating lease liabilities	20,584	19,554
Other current liabilities	33,318	56,016
Income taxes payable	5,896	4,076
Total current liabilities	260,174	588,477

Non-current liabilities
Accrued salaries and benefits	48,138	59,467
Retirement and pension plans	56,882	48,456
Operating lease liabilities	60,851	63,299
Other non-current liabilities	36,778	5,293
Deferred income taxes	7,530	—
Total non-current liabilities	210,179	176,515

Total liabilities	470,353	764,992

Stockholders’ equity	421,112	410,646

Total liabilities and stockholders’ equity	$891,465	$1,175,638

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows - operating activities
Net income	$15,586	$18,467
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,873	2,620
Deferred income taxes	6,669	(477)
Stock-based compensation expense	1,853	3,698
Accretion expense related to earnout payments	191	271
Gain on marketable securities	(1,645)	—
Loss on disposal of property and equipment	130	167
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(24,332)	(53,142)
Accounts payable	(1,137)	(4,156)
Accrued expenses	(325,975)	(227,424)
Deferred revenue	147	4,137
Income taxes recoverable and payable, net	(3,083)	5,028
Retirement and pension plan assets and liabilities	6,070	3,497
Prepaid expenses	(7,135)	(9,081)
Other assets and liabilities, net	(8,243)	(5,801)
Net cash used in operating activities	(337,031)	(262,196)

Cash flows - investing activities
Acquisition of business, net of cash acquired	(29,907)	—
Capital expenditures	(3,808)	(1,804)
Purchases of marketable securities and investments	(6,172)	(5,011)
Proceeds from sales of marketable securities and investments	267,965	763
Net cash provided by (used in) investing activities	228,078	(6,052)

Cash flows - financing activities
Cash dividends paid	(3,112)	(3,119)
Payment of employee tax withholdings on equity transactions	(4,141)	(3,219)
Acquisition earnout payments	(35,946)	—
Net cash used in financing activities	(43,199)	(6,338)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	1,396	(2,671)

Net decrease in cash, cash equivalents and restricted cash	(150,756)	(277,257)
Cash, cash equivalents and restricted cash at beginning of period	355,489	545,259
Cash, cash equivalents and restricted cash at end of period	$204,733	$268,002

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue before reimbursements (net revenue)	$239,317	$283,861

Net income	15,586	18,467
Interest, net	(3,249)	(110)
Other, net	(1,809)	2,471
Provision for income taxes	7,243	9,404
Operating income	17,771	30,232

Adjustments
Stock-based compensation expense	1,828	3,675
Depreciation	2,004	1,808
Intangible amortization	1,869	812
Earnout accretion	191	271
Acquisition contingent consideration	1,659	1,089
Deferred compensation plan	2,133	(2,232)
Total adjustments	9,684	5,423

Adjusted EBITDA	$27,455	$35,655
Adjusted EBITDA margin	11.5%	12.6%

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA by Line of Business (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2023
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$190,487	$31,117	$17,713	$—	$—	$239,317

Operating income (loss)[1]	43,693	(4,364)	(3,116)	(5,528)	(12,914)	17,771

Adjustments
Stock-based compensation	617	6	75	65	1,065	1,828
Depreciation	1,343	85	168	248	160	2,004
Intangible amortization	52	1,717	100	—	—	1,869
Earnout accretion	—	191	—	—	—	191
Acquisition contingent compensation	635	1,024	—	—	—	1,659
Deferred compensation plan	2,049	—	53	29	2	2,133
Total adjustments	4,696	3,023	396	342	1,227	9,684

Adjusted EBITDA	$48,389	$(1,341)	$(2,720)	$(5,186)	$(11,687)	$27,455
Adjusted EBITDA margin	25.4%	(4.3)%	(15.4)%	(2.2)%	(4.9)%	11.5%

	Three Months Ended March 31, 2022
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$242,549	$23,381	$17,931	$—	$—	$283,861

Operating income (loss)[1]	50,308	(582)	(2,084)	(4,402)	(13,008)	30,232

Adjustments
Stock-based compensation	1,070	6	109	33	2,457	3,675
Depreciation	1,492	22	133	46	115	1,808
Intangible amortization	83	629	100	—	—	812
Earnout accretion	—	271	—	—	—	271
Acquisition contingent compensation	1,089	—	—	—	—	1,089
Deferred compensation plan	(2,144)	—	(63)	(25)	—	(2,232)
Total adjustments	1,590	928	279	54	2,572	5,423

Adjusted EBITDA	$51,898	$346	$(1,805)	$(4,348)	$(10,436)	$35,655
Adjusted EBITDA margin	21.4%	1.5%	(10.1)%	(1.5)%	(3.7)%	12.6%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with U.S. GAAP for the reconciliation of Adjusted EBITDA in this presentation.